Exhibit 10.33

EXECUTION COPY

ROLLOVER AGREEMENT

ROLLOVER AGREEMENT (this “Agreement”) dated as of August 28, 2003, 2003, by and between Pharma Services Holding, Inc., a Delaware corporation (the “Company”), Dennis B. Gillings, Ph.D. (“DG”). an individual, Joan H. Gillings, an individual, Susan Ashley Gillings, an individual, the Gillings Family Foundation, a North Carolina private foundation, the Gillings Family Limited Partnership, a North Carolina limited partnership, and the GFEF Limited Partnership, a North Carolina limited partnership (each, including DG, an “Investor” and, collectively, the “Investors”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in that certain Agreement and Plan of Merger, dated as of April 10, 2003 (as such agreement may be amended or restated from time to time, the “Merger Agreement”), by and among the Company, Pharma Services Acquisition Corp., a North Carolina corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Quintiles Transnational Corp., a North Carolina corporation (“Quintiles”).

WHEREAS, pursuant to the Merger Agreement, subject to the satisfaction or waiver of the conditions precedent to Closing in the Merger Agreement, Merger Sub will be merged with and into Quintiles (the “Merger”), and, except as provided in the Merger Agreement, each share of common stock, par value $0.01 per share, of Quintiles (“Quintiles Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash; and

WHEREAS, DG owns 161,519 shares of Quintiles Common Stock (the “DG IRA Shares”) which are held through the Quintiles Transnational Corp. Employee Stock Ownership and 401(k) Plan (the “Company ESOP”); and

WHEREAS, prior to the Closing Date, DG intends to elect to receive an in-service distribution of the DG IRA Shares held through the Company ESOP in his employer stock account and intends to elect to have his entire in-service distribution paid directly to an individual retirement account (the “DG IRA”) established by him; and

WHEREAS, Joan H. Gillings owns 1,200 shares of Quintiles Common Stock (the “JHG IRA Shares”, and together with the DG IRA Shares, the “IRA Shares”) through an individual retirement account (the “JHG IRA”, and together with the DG IRA, each an “IRA” and collectively, the “IRAs”) established by her; and

WHEREAS, each Investor owns the shares of Quintiles Common Stock set forth beside such Investor’s name on Annex I hereto (such shares, together with the IRA Shares, the “Rollover Shares”) and options to purchase shares of Quintiles Common Stock in the amounts and at the prices indicated on Annex I hereto (the “Company Options”) and desires to contribute or, in the case of the IRA Shares desires to direct the appropriate trustee to contribute, all of such Rollover Shares and Company Options to the Company immediately prior to the consummation of the Merger in exchange for shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) and shares of Series A preferred stock, par value $0.01 per share, of the Company (“Series A Preferred Stock” and together with Common Stock, the “Unit Shares”), in the amounts set forth beside such Investor’s name on Annex I hereto; and

WHEREAS, on or prior to the Closing Date, the parties intend that the Company and DG will enter into a Restricted Stock Purchase Agreement, in the form attached hereto as Exhibit A (the “Restricted Stock Purchase Agreement”), pursuant to which DG will purchase restricted shares of Common Stock in the amount and on the terms and conditions set forth in such Restricted Stock Purchase Agreement; and

WHEREAS, on or prior to the Closing Date, the parties intend that Quintiles and DG will enter into an Employment Agreement, in the form attached hereto as Exhibit B (the “Employment Agreement” and together with the Restricted Stock Purchase Agreement, the “DG Documents”); and

WHEREAS, on or prior to the Closing Date, the parties intend that the Company, the Investors and certain other Persons who will become stockholders of the Company will enter into (i) a Stockholders Agreement, in the form attached hereto as Exhibit C, with such changes as may be approved in writing by the Investor and the other stockholders of the Company party thereto, to regulate certain aspects of their relationship and to provide for, among other things, restrictions on the transfer or other disposition of the Common Stock and Series A Preferred Stock (the “Stockholders Agreement”) and (ii) a Registration Rights Agreement, in the form attached hereto as Exhibit D with such changes as may be approved in writing by the Investors and the other Persons party thereto (the “Registration Rights Agreement”); and

WHEREAS, on or prior to the Closing Date, the parties intend that Pharma Services Intermediate Holding Corp., a wholly-owned subsidiary of the Company (“Intermediate Subsidiary”), and certain other Persons who will become stockholders of the Company will enter into an Exchange Agreement, in the form attached hereto as Exhibit E with such changes as may be approved in writing by the Investors and the other Persons party thereto (the “Exchange Agreement” and, together with the DG Documents, the Stockholders Agreement and the Registration Rights Agreement, the “Transaction Documents”); and

WHEREAS, the Company, DG and One Equity Partners LLC (“OEP”), prior to the execution and delivery of this Agreement, entered into a Fee Agreement with respect to the payment of certain fees and expenses and the sharing of certain other fees and expenses arrangements in connection with the Merger, in the form attached hereto as Exhibit F (the “Fee Agreement”); and

WHEREAS, the Company and OEP, contemporaneously with the execution and delivery of this Agreement, are entering into a Subscription Agreement, dated as of the date hereof, a copy of which is attached hereto as Exhibit G (the “OEP Subscription Agreement”), pursuant to which OEP will purchase Unit Shares in the amount and on the terms and conditions set forth in the OEP Subscription Agreement; and

WHEREAS, the Company and Temasek Life Sciences Investments Private Limited, a Singapore corporation (“Temasek”), contemporaneously with the execution and delivery of this Agreement, are entering into a Subscription Agreement, dated as of the date hereof, a copy of which is attached hereto as Exhibit H (the “Temasek Subscription Agreement”), pursuant to which Temasek will purchase Unit Shares in the amount and on the terms and conditions set forth in the Temasek Subscription Agreement; and

WHEREAS, the Company and TPG Quintiles Holdco LLC, a Delaware limited liability company (“TPG”), contemporaneously with the execution and delivery of this Agreement, are entering into a Subscription Agreement, dated as of the date hereof, a copy of which is attached hereto as Exhibit I (the “TPG Subscription Agreement” and together with the OEP Subscription Agreement and the Temasek Subscription Agreement, the “Subscription Agreements”) pursuant to which TPG will purchase Unit Shares in the amount and on the terms and conditions set forth in the TPG Subscription Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements and the representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale of Unit Shares.

(a) Purchase and Sale. On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing (as defined in Section 2(a) hereof), the Company shall issue to each Investor, or the trustee of such Investor’s IRA, as applicable, and such Investor, or the trustee of such Investor’s IRA, as applicable, shall acquire from the Company, the number of Unit Shares set forth beside each such Investor’s name on Annex I hereto.

(b) Payment. The aggregate consideration for the Unit Shares shall be paid at the Closing by transfer to the Company of all of the Rollover Shares and Company Options set forth beside each such Investor’s name on Annex I hereto, free and clear of all Liens.

(c) Tax Reporting. The Company and the Investors intend that the transactions contemplated by this Agreement and the Subscription Agreements collectively be treated as a tax-free transfer under Section 351 of the Code. The Company and the Investors hereto agree to file, at the Company’s expense, all applicable tax returns with such treatment.

2. Closing.

(a) Closing. The closing of the transactions described in Section 1 (the “Closing”) will take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 immediately prior to the Effective Time, upon notice from the Company of such time and upon satisfaction or waiver (at the sole discretion of the applicable party) of the closing conditions set forth in Sections 5 and 6 hereof. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Deliveries by the Company. At the Closing, the Company shall deliver to each Investor, or the trustee of such Investor’s IRA, as applicable, (i) certificates, registered in such Investor’s, or the trustee of such Investor’s IRA, as applicable, name, representing all Unit Shares being issued to such Investor, or the trustee of such Investor’s IRA, as applicable, free and clear of all Liens (except for Liens created pursuant to the Stockholders Agreement) (ii) a duly executed copy of this Agreement and (iii) the Transaction Documents to which such Investor is a party, in each case duly executed by the Company. Notwithstanding the foregoing, delivery of Series A Preferred Stock purchased in consideration of the Company Options (the “Deferred Unit Shares”), and the certificates representing such shares of Series A Preferred Stock, shall be deferred until the earliest of (A) DG’s cessation of employment for any reason with the Company and Quintiles, (B) immediately prior to a “Sale of the Corporation” as defined in the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), (C) immediately prior to a Mandatory Redemption pursuant to Section II(b)(5) of the Charter, (D) immediately prior to an underwritten initial public offering of Common Stock and (E) immediately prior to the sale of any of such Deferred Unit Shares pursuant to Section 2.4(b) (“Sale of Preferred Stock”) of the Stockholders Agreement, but only as to those Deferred Unit Shares so sold. Until delivery of the Deferred Unit Shares, DG shall not have any rights of ownership (including, without limitation, voting rights) as to such Deferred Unit Shares. To the extent that any dividends or distributions would accumulate, be declared or be paid on any Deferred Unit Shares but for the preceding sentence, upon payment by the Company of any such dividend or distribution to its stockholders in lieu of any obligation to pay to DG such dividend or distribution, the Company shall pay to DG (or, if applicable, any transferee of record) a bonus in the amount and in the same form as would have been paid on the Deferred Unit Shares. Although the Company is taking the position that the Investor will not recognize income until the Deferred Unit Shares are paid to the Investor, the Company is making no representation as to such position, and the Investor shall be responsible for any and all income taxes and/or penalties that may be due in respect of the Deferred Unit Shares.

(c) Deliveries by Each Investor. At the Closing, each Investor shall (i) transfer, and in the case of DG and Joan H. Gillings, cause and direct the trustees of their respective IRAs to contribute, to the Company, free and clear of all Liens, certificates or other documents representing the Rollover Shares held by such Investor or by the trustee of such Investor’s IRA, duly endorsed in blank or accompanied by appropriate instruments of transfer duly endorsed in blank, together with all necessary stock transfer stamps and any other documents that are necessary to transfer to the Company good title to the Rollover Shares, free and clear of all Liens, and surrender to the Company, free and clear of all Liens, the Company Options as consideration for the Unit Shares, (ii) deliver to the Company a duly executed copy of this Agreement and (iii) deliver to the Company a duly executed copy of each Transaction Document to which such Investor is a party.

3. Representations and Warranties of the Company.

The Company hereby represents and warrants to each Investor as follows:

(a) Organization. The Company and Intermediate Subsidiary are corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has full corporate power and authority to enter into this Agreement and each of the Company and Intermediate Subsidiary has full corporate power and authority to enter into each of the Transaction Documents to which it is party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) Authority. The execution and delivery of this Agreement and the Fee Agreement by the Company and the execution and delivery by the Company and Intermediate Subsidiary of each of the Transaction Documents to which it is a party, and the performance by the Company and Intermediate Subsidiary of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the Company or Intermediate Subsidiary, as applicable, and no other corporate or other proceeding is necessary for the execution and delivery of this Agreement, the Fee Agreement or any Transaction Document, the performance by the Company and Intermediate Subsidiary of their respective obligations hereunder and thereunder and the consummation by the Company and Intermediate Subsidiary of the transactions contemplated hereby and thereby. This Agreement and the Fee Agreement have been, and at the Closing each of the Transaction Documents will be, duly and validly executed and delivered by the Company, or in the case of the Exchange Agreement, Intermediate Subsidiary, and, upon the execution and delivery hereof and thereof by the other parties hereto and thereto, will constitute the legal, valid and binding obligations of the Company and Intermediate Subsidiary, as applicable, enforceable against the Company and Intermediate Subsidiary in accordance with their terms, except to the extent that such validly binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors’ rights generally.

(c) No Violation, Etc. The execution and delivery by the Company of this Agreement and the Fee Agreement do not, and the execution and delivery by the Company and Intermediate Subsidiary of each of the Transaction Documents to which it is a party and the performance by the Company and Intermediate Subsidiary of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in any violation of or default under, or result in any Person having the right to terminate or modify, (i) any Contract to which the Company or Intermediate Subsidiary is a party or by which any of their respective properties or assets are bound, (ii) any Law or Order applicable to the Company or Intermediate Subsidiary or to any of the property or assets of the Company or Intermediate Subsidiary or (iii) any provision of the certificate of incorporation or by-laws of the Company or Intermediate Subsidiary. No consent, approval, license, permit, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or third party is necessary or required to be obtained or made by the Company or Intermediate Subsidiary in connection with the execution and delivery of this Agreement, the Fee Agreement and each of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except as may be required (i) under the “blue sky” Laws of any state, (ii) by the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which approval has been obtained prior to the date hereof and (iii) by the requirements of any relevant foreign antitrust authority, which filings have been made prior to the date hereof.

(d) Capitalization. At the Effective Time, all outstanding shares of capital stock of the Company will have been duly authorized, validly issued, fully paid and nonassessable and will have been issued in compliance with applicable U.S. federal and state securities Laws. The Unit Shares have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable. Except as may be provided in the Stockholders Agreement, the Company has not granted preemptive or similar rights with respect to the securities of the Company. Except as may be provided in the

Stockholders Agreement, there are no voting trusts, irrevocable proxies or other Contracts to which the Company is a party or is bound with respect to the voting of any shares of the Company’s capital stock.

(e) U.S. Real Property Holding Company. The Company has not been, is not currently and is not expected to become a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f) Series A Preferred Stock. In connection with the issuance of Series A Preferred Stock to the Investors pursuant to this Agreement, the Company has no current plan or intention to (i) treat the Series A Preferred Stock as having been issued at a discount or (ii) treat accrued but unpaid dividends as dividends unless such dividends are declared and paid in cash or in kind.

EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3, THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES TO THE INVESTORS.

4. Representations and Warranties of Each Investor. Each Investor represents and warrants to the Company as follows:

(a) Share Ownership. Such Investor is the record and beneficial holder of the Rollover Shares and Company Options and, in the case of the IRA Shares, prior to the Closing Date such Investor will be the beneficial holder and the trustee of such Investor’s IRA will be the holder of record of such Investor’s IRA Shares, in each case, free and clear of all Liens other than Liens for money borrowed that will be extinguished at or prior to Closing, and at the Closing such Investor will transfer (or cause to be transferred) to the Company good title to the Rollover Shares, free and clear of all Liens, and surrender to the Company, free and clear of all Liens, the Company Options as consideration for the Unit Shares. Such Investor has, and in the case of DG and Joan H. Gillings together with the trustees of their respective IRAs at the Closing Date will have, sole power of disposition, sole voting power and sole power to demand dissenter’s or appraisal rights, in each case with respect to the Rollover Shares, with no restrictions on such rights, subject to any applicable Law and the terms of this Agreement. No Person besides such Investor has, and in the case of DG and Joan H. Gillings together with the trustees of their respective IRAs at the Closing Date will have, beneficial ownership of the Rollover Shares or Company Options (as determined pursuant to Rule 13d-3 under the Exchange Act). Such Investor does not have record or beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of any (i) shares of Quintiles Common Stock except for the Rollover Shares and (ii) of any options in Quintiles except for the Company Options. Except for the Rollover Shares and Company Options, neither such Investor nor any Affiliate of such Investor has any equity or similar interest in Quintiles or any Subsidiary of Quintiles.

(b) Authority. Such Investor has the requisite power, authority and capacity to execute and deliver this Agreement, the Fee Agreement and each of the Transaction Documents to which such Investor is a party and to deliver or cause to be delivered the Rollover Shares and surrender the Company Options, to perform such Investor’s obligations under this Agreement and each of the Transaction Documents to which such Investor is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Fee Agreement have been, and at the Closing each of the Transaction Documents to which such Investor a party will be, duly and validly executed and delivered by such Investor and, upon execution and delivery hereof and thereof by the other parties hereto and thereto, will constitute the legal, valid and binding obligations of such Investor enforceable against such Investor in accordance with their terms, except to the extent that such validly binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other Laws relating to or affecting creditors’ rights generally.

(c) No Violation, Etc. The execution and delivery by such Investor of this Agreement and the Fee Agreement do not, and the execution and delivery of each of the Transaction Documents to which such Investor is a party, the performance by such Investor of such Investor’s obligations under this Agreement, the Fee Agreement and each of the Transaction Documents to which such Investor is a party, the consummation of the transactions contemplated hereby and thereby and the delivery (or causing the delivery) by such Investor of the Rollover Shares and surrender of the Company Options will not, conflict with, result in any violation of or default under, or result in any Person having the right to terminate or modify, (i) the certificate of incorporation or comparable organizational document of such Investor, if any, (ii) any Contract to which such Investor is a party or by which any properties or assets of Investor are bound other than any conflict violation, default, termination or modification that will not have any adverse effect on the Company, or (iii) any Law or Order applicable to such Investor or to any of the property or assets of such Investor. No consent, approval, license, permit, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or third party is required to be obtained or made by such Investor in connection with the execution and delivery of this Agreement, the Fee Agreement and the Transaction Documents or the delivery of the Rollover Shares and surrender of the Company Options hereunder or the consummation of the transactions contemplated by this Agreement and the Transaction Documents, except as may be required (A) under the “blue sky” Laws of any state or (B) by the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which approval has been obtained prior to the date hereof and (iii) by the requirements of any relevant foreign antitrust filings, which filings have been made prior to the date hereof. All necessary consents and approvals of any beneficiary of or holder of interest in any trust of which such Investor is a trustee to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been obtained. If such Investor is married and any of the Rollover Shares or Company Options constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Investor’s spouse, enforceable against such Person in accordance with its terms.

(d) Investment Intention; No Resales. Such Investor is acquiring the Unit Shares hereunder for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof, and not with any present intention of distributing such Unit Shares and has no present plan or intention to Sell any of the Unit Shares acquired pursuant to any of the transactions contemplated hereby (other than incurring Liens in connection with the borrowing of money, in each case in accordance with the terms, and subject to the conditions, of the Stockholders Agreement). For this purpose, the term “Sell” means to sell, exchange, contribute, distribute or otherwise dispose of, to pledge or otherwise encumber, or to enter into a short sale, equity swap, option or other risk-reducing transaction with respect to, the subject property. Such Investor acknowledges that any direct or indirect offer, transfer, sale, assignment, pledge, hypothecation or other disposition of any such Unit Shares shall be subject to the provisions of the Stockholders Agreement.

(e) Unit Shares Unregistered; Accredited Investor. Such Investor has been advised that (i) the offer and sale of the Unit Shares has not been registered under the Securities Act; (ii) the Unit Shares being purchased by such Investor hereunder may need to be held indefinitely; and (iii) there is no established market for the Unit Shares and it is not anticipated that there will be any such market for the Unit Shares in the foreseeable future. Such Investor represents and warrants that (i) such Investor other than the Gillings Family Foundation is an “Accredited Investor” under Rule 501(a) of the Securities Act; (ii) such Investor’s knowledge and experience in financial and business matters are such that such Investor is capable of evaluating the merits and risks of his investment in such Unit Shares, or such Investor has been advised by a representative possessing such knowledge and experience; (iii) such Investor and such Investor’s representatives, including such Investor’s professional, financial, tax and other advisors, if any, have carefully considered the proposed investment by such Investor in the Unit Shares, and such Investor understands and has taken cognizance of (or has been advised by his representatives as to) the risk factors related to the acquisition of such Unit Shares, and no representations or warranties have been made to such Investor or his representatives concerning the Unit Shares, the Company or the Company’s business, operations, financial condition or prospects or other matters except as set forth herein; (iv) in making his decision to purchase the Unit Shares being purchased by him or her hereunder, such Investor has relied upon independent investigations made by such Investor and, to the extent believed by such Investor to be appropriate, such Investor’s representatives, including such Investor’s professional, financial, tax and other advisors, if any; (v) such Investor and his representatives have been given the opportunity to request to examine all documents of, and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the acquisition of the Unit Shares being purchased by such Investor hereunder and to obtain any additional information which such Investor or his representatives deem necessary; and (vi) such Investor acknowledges that the Company is entering into this Agreement in reliance upon such Investor’s representations and warranties herein.

(f) Brokers. Except as described on Schedule 4(f) hereto, no Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission from the Investors in connection with the transactions contemplated hereby.

5. Conditions to Each Investor’s Obligations. The obligation of each Investor to purchase the Unit Shares to be purchased hereunder is subject to the following conditions, each of which may be waived by the Investors:

(a) the representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date; and the Investors shall have received a certificate of an authorized officer of the Company to such effect;

(b) each of the Transaction Documents shall have been executed and delivered by each party thereto, in each case, in the form attached as an exhibit to this

Agreement, with such changes as may be approved in writing by DG and the other parties thereto;

(c) all conditions to the Company’s obligation to effect the Merger set forth in Section 7.1 and 7.3 of the Merger Agreement (other than Section 7.3(b) to the extent such condition has not been satisfied solely because it requires the actual receipt of proceeds which is itself contingent on the rollover of shares of Quintiles Common Stock contemplated hereunder) shall have been satisfied or waived by the Company with the written consent of DG and the transactions contemplated by the Merger Agreement shall be consummated substantially contemporaneously with the transactions contemplated by this Agreement;

(d) GF Management Company, LLC, a North Carolina limited liability company, shall have been offered the opportunity to enter into a Management Agreement with the Company, OEP and TPG GenPar III, L. P. in the form attached hereto as Exhibit J (the “Management Agreement”);

(e) (i) the Amended and Restated Certificate of Incorporation of the Company, the Certificate of Incorporation of Intermediate Subsidiary and the Amended and Restated Articles of Incorporation of Quintiles (as surviving corporation in the Merger), each as in effect at the Effective Time, shall be in the forms attached hereto as Exhibit K, Exhibit L and Exhibit M, respectively, in each case, with such changes as may be approved by DG in writing and (ii) the Amended and Restated By-Laws of the Company, the By-Laws of Intermediate Subsidiary and the Amended and Restated By-Laws of Merger Sub (which shall become the By-Laws of Quintiles as surviving corporation in the Merger), each as in effect at the Effective Time, shall be in the forms attached hereto as Exhibit N, Exhibit O and Exhibit P, respectively, in each case with such changes as may be approved by DG in writing;

(f) concurrently with the purchase of Unit Shares by the Investors hereunder, the closings under the OEP Subscription Agreement, the Temasek Subscription Agreement, and the TPG Subscription Agreement, each of which shall not have been amended without the written consent of DG, shall occur;

(g) the subscription agreement, if any, entered into by the Company and any third party to whom OEP may assign a portion of its obligation to purchase Unit Shares prior to the Closing shall be substantially in the form of the Temasek Subscription Agreement and the TPG Subscription Agreement, with such changes as necessary to reflect the different parties thereto, and with any material changes from the Temasek Subscription Agreement approved by DG in writing, which approval shall not be unreasonably withheld; and

(h) at or prior to the Closing, the Company shall not have issued in excess of an aggregate of $550 million of shares of Series A Preferred Stock and Common Stock or securities convertible, exchangeable or exercisable for or into Series A Preferred Stock or Common Stock, including those shares issued pursuant to this Agreement and the Subscription Agreements, and any and all such issuances of Series A Preferred Stock and Common Stock shall be in the same ratio (Series A Preferred Stock to Common Stock) as under this Agreement, except for (i) no more than an additional eight percent (8%) of shares of Common Stock to be issued to employees of the Company, (ii) no more than an additional four percent (4%) of shares of Common Stock to be issued or reserved for issuance to employees of the Company, and (iii) no more than an additional five percent (5%) of shares of Common Stock to be issued to DG pursuant to the DG Restricted Stock Purchase Agreement, it being understood that in the case of (i), (ii) and (iii) above, such percentages shall be based on a maximum equity investment in the Company of $510.9 million which includes the rollover of shares, and options to acquire shares, of Quintiles Common Stock contemplated by this Agreement and the purchase of shares under the Subscription Agreements.

6. Conditions to the Company’s Obligations. The obligation of the Company to issue and sell the Unit Shares is subject to the representations and warranties of each Investor contained in Section 4 being true and correct in all material respects as of the Closing Date as though made on the Closing Date.

7. Non-Competition; Confidentiality. Each Investor expressly covenants and agrees:

(a) That from and after the Closing through the later of (x) the fifth anniversary of the Closing Date and (y) three years following the date the Investors (or any Permitted Transferee thereof (as defined in the Stockholders Agreement)) cease to own any equity interest in the Company or any Subsidiary (the “Non-Competition Period”), such Investor will not, and will not permit any of his Affiliates to, directly or indirectly, as an officer, director, stockholder, partner, associate, owner, employee, consultant, lender or otherwise, become or be interested in or associated with any other organization, corporation, firm or business which is engaged in the same or a competitive business with the Company’s business or with the business of any Subsidiary of the Company in any geographical area in which the Company or any of its Subsidiaries is so engaged. It is agreed that ownership, directly or indirectly, of not more than one 1% percent of the issued and outstanding stock of a Corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not be deemed in and of itself to be in violation of the preceding sentence. As used herein, “Affiliates” means, with respect to any Person, any other Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person; “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. If, at any time following DG’s termination of employment with the Company and its Subsidiaries, the Company notifies DG in writing under the Employment Agreement that DG’s obligations under the Covenant Not to Compete (as defined in the Employment Agreement) are terminated, then, following receipt by DG of such written notice from the Company, this Section 7(a) shall have no further force and effect and the Investors shall no longer be bound by or subject to the provisions of this Section 7(a).

(b) Such Investor shall not and shall not permit any of his Affiliates, at any time during the Non-Competition Period, directly or indirectly, solicit, or interfere with the Company’s or its Subsidiaries’ relationship with, or entice away from the Company or any of its Subsidiaries, any customer, supplier, Person, firm, or corporation who currently is doing business or at any time during the Non-Competition Period does business with the Company, or any of its Subsidiaries or offer employment to or procure employment for any Person who currently, or at any time during the Non-Competition Period, is employed by the Company or any of its Subsidiaries.

(c) Such Investor shall not, at any time during or after the Non-Competition Period, use for any purpose other than in the performance of his work for the Company, or divulge, or permit any of his Affiliates to divulge, directly or indirectly, to any entity or Person any material information acquired by such Investor concerning the Company’s, or its Subsidiaries’ formulae, computer programming techniques, documentation, software source codes, object codes, documentation, “know-how”, processes, methods, research, development or marketing techniques, programs, materials or plans, client lists or any other of its or their trade secrets, confidential information, price lists, or pricing policies (“Confidential Information”), except information which is (i) in the public domain, or (ii) becomes public knowledge through no fault of such Investor, or (iii) is required to be disclosed by court Order or other government process or the disclosure of which is necessary to enable Investor to comply with applicable law or defend against claims. If such Investor shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, such Investor shall properly notify the Company and take, at the expense of the Company (unless the claim involves a dispute among such Investor and the Company), all reasonably necessary steps requested by the Company to defend against the enforcement of such court Order or other government process; and permit the Company to participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(d) All Developments that are at any time conceived, made or suggested by such Investor, whether acting alone or in conjunction with others, during DG’s employment with the Company, its Subsidiaries, or their predecessors shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on such Investor’s part. During the Non-Competition Period and thereafter, such Investor shall promptly make full disclosure of all such Developments to the Company and do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of such Investor’s right and title, if any, to such Developments. For purposes of this Agreement, the term “Developments” includes, by way of example but without limitation, Confidential Information, and all findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, relating to the present and planned future activities of the Company and its Subsidiaries and all products or services sold, rented, leased, rendered or otherwise made available to customers by the Company and its Subsidiaries as well as products and services in any stage of development by the Company and its Subsidiaries but not yet commercialized or not generally available.

(e) Such Investor agrees that the restrictive covenants contained above in this Section 7 are reasonably necessary to protect the Company’s legitimate business interests, are reasonable with respect to time and territory and scope of activities prohibited, and do not interfere with public interest or public policy. Such Investor further agrees that the descriptions of the restrictive covenants contained above in this Section 7 are sufficiently accurate and definite and such Investor understands the scope and meaning of the covenants. If any particular provision of Section 7 of this Agreement is adjudicated to be invalid or unenforceable or shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable Law and such provision shall be deemed modified and amended to the extent necessary to render such provision enforceable in such jurisdiction.

(f) Such Investor agrees that a breach or violation of any of the restrictive covenants contained in this Section 7 will result in immediate and irreparable harm to the Company in an amount which may be impossible to ascertain at the time of any breach or violation, and that an award of monetary damages will not be adequate relief to the Company for such harm. Therefore, Investor agrees that his failure to perform or comply with any or all of the restrictive covenants shall give rise to a right for the Company to obtain judicial enforcement of any or all of the restrictive covenants by a decree of specific performance or other injunctive relief. Investor agrees such remedy, however, shall be cumulative and in addition to any other remedy the Company may have. In any action by the Company to enforce the provisions of this Section 7 or to recover damages hereunder, the party prevailing in such action shall have the right to recover from the other party its reasonable attorneys’ fees incurred in prosecuting such action.

(g) Each Investor on behalf of itself and any successor, assign or transferee, hereby waives any and all rights to information concerning the Company and its Subsidiaries, including, without limitation, books and records, that it may have in any capacity by statute, at common law or otherwise, in the event Section 7(a) of this Agreement shall cease to be of force and effect in accordance with the last sentence thereof; provided, however, that so long as an Investor owns any equity interest in the Company or any Subsidiary thereof, such Investor shall be entitled to receive the financial information described in Section 11(d) of this Agreement. In the event the enforceability of any provision of this Section 7(g) is challenged in any way then, notwithstanding anything to the contrary in the last sentence of Section 7(a), the provisions of Section 7(a), other than the last sentence thereof, shall be in full force and effect in accordance with their terms.

(h) Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and U.S. federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with the securities laws.

8. Agreement to Vote. Each Investor hereby agrees that, until the earlier of (a) the Effective Time and (b) the Termination Date (as defined in Section 11(a) hereof), at any meeting of the stockholders of Quintiles, however called, or in connection with any written consent of the stockholders Quintiles, such Investor shall vote (or cause to be voted) his or its Rollover Shares (i) in favor of the Merger, the execution and delivery by Quintiles of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Quintiles under the Merger Agreement; and (iii) against the following actions (other than the Merger or any such actions identified in writing by the Company in advance): (A) any extraordinary corporate transaction, including, without limitation, a merger, consolidation or other business combination involving Quintiles or any Subsidiary thereof; (B) a sale, lease or transfer of a material amount of assets of Quintiles or any Subsidiary thereof or a reorganization, recapitalization, dissolution or liquidation of Quintiles or any Subsidiary thereof; (C) any change in the majority of the board of directors of Quintiles; (D) any material change in the present capitalization of Quintiles or any amendment of Quintiles’ certificate of incorporation or by-laws; (E) any other material change in the corporate structure or business of Quintiles; or (F) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or this Agreement. Each Investor shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the preceding sentence. Each Investor hereby waives any rights of appraisal or rights to dissent from the Merger that such Investor may have.

9. Acquisition Proposal. Prior to the earlier of (a) the Effective Time and (b) the Termination Date, at any meeting of the stockholders of Quintiles, each Investor shall not directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any Person (other than the Company or Merger Sub) with respect to Quintiles or any Subsidiary thereof that constitutes or could reasonably be expected to lead to an Acquisition Proposal. If any Investor receives any such Acquisition Proposal, then such Investor shall, as promptly as is reasonably practical, furnish the Company and OEP with an accurate description of the material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) and conditions, if any, of such Acquisition Proposal and the identity of the Person making it. Each Investor will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

10. Prohibition of Certain Actions. From the date hereof until the earlier of (a) the Effective Time and (b) the Termination Date, each Investor shall not, directly or indirectly (i) except (1) pursuant to the terms of the Merger Agreement or this Agreement, (2) in connection with the distribution of the IRA Shares to DG and DG’s contribution of the IRA Shares to the DG IRA prior to the Effective Time or (3) in connection with the taking of actions to free Rollover Shares subject to a Lien from such Lien in order to consummate the transactions contemplated by this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with Quintiles or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of the Rollover Shares held by such Investor or any interest therein; or (ii) take any action that would make any representation or warranty of such Investor contained herein untrue or incorrect or have the effect of preventing or disabling such Investor from performing such Investor’s obligations under this Agreement.

11. Miscellaneous.

(a) Termination. This Agreement shall terminate upon the termination of the Merger Agreement prior to the Effective Time (the “Termination Date”); provided, that any claim for breach of any representation, warranty, covenant or other agreement under this Agreement by any party hereto shall survive the Termination Date.

(b) Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

(c) Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

(d) Financial Information. The Company will furnish, or will cause to be furnished, to each Investor copies of the following financial statements, reports, notices and information: (i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such fiscal quarter and for the same period in the prior fiscal year and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; and (ii) within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such fiscal year for the Company and its Subsidiaries, including therein a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of the company and its Subsidiaries for such fiscal year.

(e) Blue Sky. The Company and each Investor agree to use their commercially reasonable efforts to comply, at the Company’s expense, with all state securities and “blue sky” Laws which might be applicable to the sale of the Unit Shares to such Investor.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors, heirs, executors, administrators and permitted assigns. Notwithstanding the preceding sentence, no Investor may assign either this Agreement or any of such Investor’s rights, interests or obligations hereunder without the prior written approval of the Company.

(g) Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by Law.

(h) Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed (i) in the case of the Company, by the Company, and (ii) in the case of each of the Investors, by DG.

(i) Waiver. At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (i) extend the time for the performance of any obligations or other acts, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in writing signed by the party or parties to be bound thereby. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(j) Entire Agreement. This Agreement supersedes all prior discussions, understandings and agreements between the parties with respect to the subject matter hereof and this Agreement contains the sole and entire agreement between the parties to this Agreement with respect to the subject matter hereof. The Annexes, Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement. This Agreement replaces and supersedes in its entirety that certain Equity Commitment Letter, dated April 10, 2003, addressed to the Company from DG, which hereby ceases to be of any force and effect.

(k) No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and assigns, and it is not the intention of the parties to confer, and no provision hereof shall confer, third party beneficiary rights upon any other Person; provided, however, that OEP is expressly made a third party beneficiary with respect to the provisions of Sections 8, 9, 10 and 11 hereof and may also, prior to the Effective Time, enforce the provisions of Sections 8, 9, 10 and 11 hereof on behalf of the Company.

(l) Expenses. Each party hereto agrees to bear its own expenses in connection with this Agreement; provided, however, that at the Closing, the Company will pay, or, if paid by the Investors, reimburse the costs and expenses of the Investors incurred in connection with this Agreement, including, without limitation, financial advisory and legal fees.

(m) Tax Withholding. The Company shall have the right to condition the delivery of any Unit Shares on the Investor’s payment to the Company of any amount necessary to enable the Company to satisfy any withholding tax obligation that may arise in connection with such delivery.

(n) Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

(o) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the domestic Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(p) Remedies. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by Law, including recovery of damages and costs (including reasonable attorneys’ fees), will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived.

(q) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(r) Restrictions Generally; Securities Act.

(i) Each Investor agrees that he will not, directly or indirectly, Transfer (as defined in the Stockholders Agreement) any Unit Shares except in accordance with the terms of the Stockholders Agreement and this Agreement. Any attempt to Transfer Unit Shares not in accordance with the terms of this Agreement and the Stockholders Agreement shall be null and void and neither the Company nor any transfer agent of such securities shall give any effect to such attempted Transfer in its stock records.

(ii) Each Investor agrees that, in addition to the other requirements relating to Transfer in this Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Restricted Stock Purchase Agreement, it will not Transfer any such securities except pursuant to an effective registration statement under the Securities Act, or, unless waived by the Board of Directors of the Company, upon receipt by the Company of an opinion of counsel to Investor reasonably satisfactory to the Company or a no-action letter from the SEC addressed to the Company, to the effect that no registration statement is required because of the availability of an exemption from registration under the Securities Act.

(iii) Each certificate representing any such Unit Shares shall be endorsed with the following legends and such other legends as may be required by the Stockholders Agreement, Restricted Stock Purchase Agreement and applicable state securities Laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A ROLLOVER AGREEMENT, DATED AS OF AUGUST 28, 2003, AS SUCH AGREEMENT MAY BE AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME, AND MAY NOT

BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS THEREOF AND ANY TRANSFEREE OF THESE SECURITIES SHALL BE SUBJECT TO THE TERMS OF SUCH AGREEMENT. COPIES OF THE FOREGOING AGREEMENT ARE MAINTAINED WITH THE CORPORATE RECORDS OF THE ISSUER AND ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF THE ISSUER.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.”

(iv) Any certificate issued at any time in exchange or substitution for any certificate bearing such legends (except a new certificate issued upon the completion of a Transfer pursuant to a registered public offering under the Securities Act and made in accordance with the Securities Act) shall also bear such legends, unless, in the opinion of counsel for the Company, the Unit Shares represented thereby are no longer subject to the provisions of this Agreement or the restrictions imposed under the Securities Act or state securities Laws, in which case the applicable legend (or legends) may be removed.

(s) Recapitalization. Exchanges, etc., Affecting Unit Shares. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Unit Shares, to any and all shares of the Company’s capital stock or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise, including shares issued by a parent corporation in connection with a triangular merger) which may be issued in respect of, in exchange for, or in substitution of, Unit Shares, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications and the like occurring after the date hereof.

(t) Certain Events. Each Investor acknowledges that this Agreement and the obligations hereunder shall attach to the Unit Shares and shall be binding upon any Person to which legal or beneficial ownership of such Unit Shares shall pass, whether by operation of Law or otherwise, including, without limitation, Investor’s heirs, guardians, administrators or successors or as a result of any divorce.

(u) Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, return receipt requested) or by reputable overnight courier, fee prepaid to the parties at the following addresses or facsimile numbers:

(i)	If to any Investor:

Dennis B. Gillings, Ph.D.

c/o GF Management Company, LLC

4825 Creekstone Drive, Suite 130

Durham, North Carolina 27703

Facsimile:    (919) 474-3082

with a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Facsimile:     (212) 354-8113

Attention:      John M. Reiss, Esq.

         Oliver C. Brahmst, Esq.

(ii)	If to the Company:

Pharma Services Holding, Inc.

c/o One Equity Partners LLC

320 Park Avenue

New York, New York 10022

Facsimile:    (212) 277-1533

Attention:     Richard M. Cashin, Jr.

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178-0060

Facsimile:    (212) 309-6273

Attention:     Ira White, Esq.

All such notices, requests and other communications will (w) if delivered personally to the address as provided in this Section 11(u) be deemed given upon delivery, (x) if delivered by facsimile transmission to the facsimile number as provided in this Section 11 (u) be deemed given upon receipt, (y) if delivered by mail in the manner described above to the address as provided in this Section 11(u), be deemed given upon receipt and (z) if delivered by reputable overnight courier to the address as provided in this Section 11(u), be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

(v) Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK OR THE STATE

OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF VIA OVERNIGHT COURIER, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FOURTEEN CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST THE OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Investor and by a duly authorized officer of the Company as of the date and year first above written.

PHARMA SERVICES HOLDING, INC.

By:	/s/ Dennis B. Gillings
Name:
Title:

/s/ Dennis B. Gillings
Dennis B. Gillings, Ph.D.

/s/ Joan H. Gillings
Joan H. Gillings

/s/ Susan Ashley Gillings Susan Ashley Gillings

THE GILLINGS FAMILY FOUNDATION

By:	/s/ Dennis B. Gillings
Name:
Its:

GILLINGS FAMILY LIMITED PARTNERSHIP

/s/ Dennis B. Gillings
Name:	Dennis B. Gillings, Ph.D
Its:	General Partner

/s/ Joan H Gillings
Name:	Joan H Gillings
Its:	General Partner

GFEF LIMITED PARTNERSHIP

/s/ Dennis B. Gillings
Name:	Dennis B. Gillings, Ph.D
Its:	General Partner

Annex I

Investor	Rollover Shares *	Company Options	Shares of Common Stock	Shares of Series A Preferred Stock *
Dr. Dennis B. Gillings (excluding the DG IRA Shares)	5,749,384	1,944,062	17,551,613.4	81,302.6
Dr. Dennis B. Gillings (DG IRA Shares)	161,519	0	480,317	2,225
Joan H. Gillings (excluding the JHG IRA Shares)	258,078	0	767,459.2	3,555
Joan H. Gillings (JHG IRA Shares)	1,200	0	3568.4	16.5
Susan Ashley Gillings	13,343	0	39,679	184
The Gillings Family Foundation	55,000	0	163,556.2	758
Gillings Family Limited Partnership	240,000	0	713,700	3,306
GFEF Limited Partnership	14,200	0	42,227	195

TOTAL	6,492,724	1,944,062	19,762,120.2	91,542.1

(*)	Subject to appropriate pro rata reduction in the event debt securities are issued by Intermediate Subsidiary at or prior to the Effective Time; provided, that DG may then elect which of the Investors’ Rollover Shares will not be contributed to the Company in order to accomplish such pro rata reduction.

Schedule 4(f)

(Brokers)

Fees payable to Citigroup Global Markets Inc. pursuant to (i) that certain financial advisory and investment banking services engagement letter, dated October 18, 2002 (as such letter has been amended to date and may be amended from time to time), among GFM, OEP and Citigroup Global Markets Inc. f/k/a Salomon Smith Barney Inc., (“Citi”), (ii) that certain fee letter, dated April 10, 2003, from Citi to the Company, OEP and GFM, (iii) Exhibits B, C and D of that certain commitment letter, dated April 10, 2003, from Citi to the Company, OEP and GFM and (iv) that certain engagement letter to provide capital markets and other financial advisory services, dated April 10, 2003, from Citi to the Company, Pharma, OEP and GFM.

Fees payable pursuant to the Management Agreement and the Fee Agreement.